EXHIBIT 99.1




                                                      THE KEITH COMPANIES | TKC



NEWS RELEASE FOR FEBRUARY 13 , 2003 AT 7:30 AM ET
-------------------------------------------------
Contact information:
The Keith Companies, Inc.                      FRB | Weber Shandwick
19 Technology Drive                            Tricia Ross
Irvine, CA. 92618                              Investor Relations
(949) 923-6001                                 (310) 407-6540
(949) 923-6026 Fax
www.keithco.com
Contact: Aram Keith,
CEO & Chairman of the Board


         THE KEITH COMPANIES REPORTS RECORD RESULTS FOR YEAR ENDED 2002

     o    37% increase in net revenue for the year ended December 31, 2002

     o    33% increase in net income for the year ended December 31, 2002


IRVINE, CA (February 13, 2003) ... The Keith Companies, Inc. (Nasdaq: TKCI), an engineering and consulting services firm, today announced financial results for the fourth quarter and year ended December 31, 2002 which included record net revenue for the year driven by acquisitions along with internal growth of 3.3%, from continuing operations.

     Net revenue and net income for the twelve months ended December 31, 2002 increased 37 percent to $91.6 million and 33 percent to $7.8 million, respectively, which resulted in diluted earnings per share of $0.99 (based upon 7.9 million diluted weighted average shares outstanding). This compares to net revenue during 2001 of $66.8 million with net income of $5.8 million and diluted earnings per share of $0.82 (based upon 7.1 million diluted weighted average shares outstanding).

     Net revenue for the fourth quarter of 2002 increased 31 percent to $22.3 million with net income up 42 percent to $1.7 million, and diluted earnings per share of $0.22. This compares to net revenue for the fourth quarter of 2001 of $17.1 million with net income of $1.2 million, and diluted earnings per share of $0.16.

     Net cash provided from operating activities for the year ended December 31, 2002 increased 29% to $10.1 million, compared to $7.8 million during 2001.

     "Despite various challenging economic conditions, our fourth quarter results capped a strong year for the Company," said Aram Keith, Chairman and CEO of The Keith Companies, Inc. "The diversity of our engineering services and the fact that we serve markets with different economic cycles resulted in overall stable growth for the year. We continue to see strength in the residential real estate and public works industries of our business, and maintain profitability in the energy/industrial industry where demand has slowed. Importantly, we continue to efficiently utilize our workforce and keep a watchful eye on overhead helping the Company to maintain one of the highest operating margins in our sector."

NET REVENUE CONTRIBUTIONS FROM ACQUISITIONS

     Acquired companies (ALNM Group, Inc., acquired March 2002 and Universal Energy, Inc., acquired November 2001) contributed approximately $4.1 million in net revenue for the three months ended December 31, 2002 compared to the corresponding prior year period.

     For the year ended December 31, 2002, acquired companies contributed approximately $22.5 million in net revenue compared to the year ended December 31, 2001. This $22.5 million includes one month of net revenue contributed by Hook & Associates Engineering ("Hook") (acquired January 2001), nine months of net revenue contributed by Pacific Engineering Corporation (acquired September
2001), ten months of net revenue contributed by ALNM Group, Inc., and eleven months of net revenue contributed by Universal Energy, Inc.

STRONG FINANCIAL POSITION

     The Company's December 31, 2002 balance sheet remains strong with cash and securities of $23.5 million, a current ratio of 3.75:1, a debt to equity ratio of 0.001:1 and shareholders' equity of $63.6 million or $8.47 per share outstanding.

DISCONTINUED OPERATIONS

     The Company made a decision to close three of its divisions during 2002. Two of these divisions relate to the Company's Hook acquisition and were located in Colorado and Wyoming. The third closure related to the Company's internally created Communication division which was located in California. The closures were primarily due to lower than expected operating results and continuing difficult market conditions. In accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has changed the presentation of its "Consolidated Statements of Income" to reflect the results of operations for these discontinued divisions for all periods presented.

FINANCIAL GUIDANCE

     In adherence to the U.S. Securities and Exchange Commission's (SEC) Regulation Fair Disclosure, The Keith Companies provides the following guidance for all investors and encourages all current and potential investors to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are before special items and exclude the impact of any potential future acquisitions.

     The Company reaffirms its financial guidance for 2003. For 2003, the Company estimates net revenue to range from $95.5 million to $103.0 million. During 2002, the Company's financial results were positively impacted by a $498,000 (net of income taxes) purchase price adjustment related to its acquisitions. Excluding this amount from 2002, diluted earnings per share from continuing operations would have been $1.01. The Company forecasts diluted earnings per share for 2003 to be flat to an eleven percent increase over the adjusted $1.01 diluted earnings per share from continuing operations for 2002, which results in a range for 2003 of $1.02 to $1.12 ($0.24 to $0.27 for the first quarter; $0.25 to $0.28 for the second quarter; $0.28 to $0.30 for the third quarter; and $0.25 to $0.27 for the fourth quarter) based upon an estimated 8.1 million weighted average number of diluted shares outstanding. The forecasted diluted earnings per share for 2003 of $1.02 to $1.12 represents between a five percent decline to a five percent increase over 2002 GAAP diluted earnings per share from continuing operations.

     "Given the current trends in our markets, we believe that 2003 should be another year of profitable growth for the Company," said Keith. "The demand for housing throughout the Southwest continues to outpace the supply. Based on the projects planned by our residential real estate clients, we expect to see additional growth in this area. We are also seeing steady work flow in our public works industry. Despite the continued negative news about public agency budgets, we feel fortunate that we have mostly small to medium sized public works contracts spread across a multitude of agencies and agency types (local, state, special district, etc.), many of which get their finances through end-user fees or pre-funded project budgets. This fact, I believe, makes us less susceptible to any particular budget problems. Finally, we will continue to internally build our presence in the energy/industrial market, which should present good long-term opportunities given the need to replace or refurbish many of the power plants within our geographic reach and the continued need for corporations to enhance efficiency and the quality of their products through automation and design."


CONFERENCE CALL TO BE BROADCAST LIVE OVER THE INTERNET

     The Company will be hosting an earnings conference call, which will be broadcast live over the Internet at 8:30 a.m. Pacific Time on February 13, 2003 and can be accessed by all interested parties at http://www.viavid.com. To listen to the live call, please go to the Web site at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately seven days.

ABOUT THE KEITH COMPANIES

     The Keith Companies, Inc. is a fully integrated, multi-disciplined engineering and consulting services company, with offices located throughout the Western and Midwestern United States. The Keith Companies' professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental studies, and water and cultural resources that are needed to effectively plan, engineer, and design state-of-the-art private and public facilities. Additionally, the Company provides mechanical, electrical, chemical, power/energy engineering, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, and fire protection systems. The Keith Companies benefits from a diverse public and private client base varying from residential and commercial real estate projects to institutional, manufacturing, and processing facilities. For more information visit the Company's website at www.keithco.com.

     Certain statements in this news release may include forward-looking statements that express our expectation, prediction, belief, or projection. These statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, and achievement of The Keith Companies to be materially and adversely different from any future results, performance, or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general include, but are not limited to: changes in the economic growth in the United States (especially in California) and other major international economies (especially Brazil), our ability to sustain our growth and profitability, our ability to implement our acquisition strategy and to successfully close and integrate acquired companies on a timely and cost-effective basis, changes in the carrying value of our goodwill and other long-term assets, our failure to accurately estimate costs on fixed-price contracts or contracts with not-to-exceed provisions, the uncertain timing of awards and contracts, the ability to maintain acquired companies' profit margins and/or client base, outcomes of pending and future litigation, the ongoing financing of public works and infrastructure enhancements and refurbishment, our ability to attract and retain employees, the demand for electricity and the impact on power providers' plans for expanding generation facilities, increasing competition by foreign and domestic companies, a downturn in the real estate market, risks inherent in doing business outside the United States, including the difficulty of enforcing contracts, political instability and foreign currency fluctuations and potential exchange restrictions, the short- and long-term impact of terrorist activities and resulting political and military policies, and other factors as are described in the Company's filings with the Securities and Exchange Commission. The forward-looking information set forth in this press release is as of the date indicated above and we undertake no duty to update this information.

                                  TABLES FOLLOW

                   The Keith Companies, Inc. and Subsidiaries
                        CONSOLIDATED STATEMENTS OF INCOME

                                               THREE MONTHS ENDED                   YEARS ENDED
                                                  DECEMBER 31,                      DECEMBER 31,
                                         -------------------------------   -------------------------------
                                             2002              2001            2002              2001
                                         --------------    -------------   --------------    -------------
                                                    (UNAUDITED)
Gross revenue                            $ 24,657,000      $ 19,778,000    $ 106,487,000     $ 74,314,000
Subcontractor costs                         2,323,000         2,727,000      14,889,000         7,470,000
                                         --------------    -------------   --------------    -------------
   Net revenue                             22,334,000        17,051,000      91,598,000        66,844,000
Costs of revenue                           14,597,000        11,347,000      59,716,000        42,970,000
                                         --------------    -------------   --------------    -------------
   Gross profit                             7,737,000         5,704,000      31,882,000        23,874,000
Selling, general and administrative
   expenses                                 4,859,000         3,850,000      19,105,000        14,015,000
                                         --------------    -------------   --------------    -------------
   Income from operations                   2,878,000         1,854,000      12,777,000         9,859,000
Interest income                                80,000           174,000         384,000           552,000
Interest expense (income), net                  1,000            31,000         (47,000)          263,000
Other (income) expenses, net                   11,000             8,000        (625,000)           54,000
                                         --------------    -------------   --------------    -------------
   Income before provision for
     income taxes and
     discontinued operations                2,946,000         1,989,000      13,833,000        10,094,000
Provision for income taxes                  1,149,000           678,000       5,397,000         3,916,000
                                         --------------    -------------   --------------    -------------
   Income from continuing operations        1,797,000         1,311,000       8,436,000         6,178,000
Loss from discontinued operations,
   net of  income taxes                        97,000           111,000         628,000           329,000
                                         --------------    -------------   --------------    -------------
        Net income                       $  1,700,000      $  1,200,000    $  7,808,000      $  5,849,000
                                         ==============    =============   ==============    =============
Earnings per share from
   continuing operations:
   Basic                                 $       0.24      $       0.18    $       1.15      $       0.94
                                         ==============    =============   ==============    =============
   Diluted                               $       0.23      $       0.17    $       1.07      $       0.87
                                         ==============    =============   ==============    =============
Earnings (loss) per share from
   discontinued operations,
   net of income taxes:
   Basic                                 $      (0.01)     $      (0.02)   $      (0.09)     $      (0.05)
                                         ==============    =============   ==============    =============
   Diluted                               $      (0.01)     $      (0.01)   $      (0.08)     $      (0.05)
                                         ==============    =============   ==============    =============
Earnings per share:
   Basic                                 $       0.23      $       0.16    $       1.06      $       0.89
                                         ==============    =============   ==============    =============
   Diluted                               $       0.22      $       0.16    $       0.99      $       0.82
                                         ==============    =============   ==============    =============
Weighted average number of
   shares outstanding:
   Basic                                    7,470,448         7,303,836       7,363,073         6,604,367
                                         ==============    =============   ==============    =============
   Diluted                                  7,858,738         7,683,367       7,868,877         7,092,505
                                         ==============    =============   ==============    =============

                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,     DECEMBER 31,
                                                                       2002             2001
                                                                   -------------    -------------
                             ASSETS
Current assets:
  Cash and cash equivalents                                        $ 20,333,000     $ 12,212,000
  Securities held-to-maturity                                         3,164,000       11,521,000
  Contracts and trade receivables, net                               18,771,000       18,618,000
  Costs and estimated earnings in excess of billings                 10,392,000        8,270,000
  Prepaid expenses and other current assets                           1,367,000        1,458,000
                                                                   --------------   --------------
      Total current assets                                           54,027,000       52,079,000

Equipment and leasehold improvements, net                             4,831,000        4,921,000
Goodwill, net                                                        23,056,000       14,252,000
Other assets                                                            312,000          240,000
                                                                   --------------   --------------
      Total assets                                                 $ 82,226,000     $ 71,492,000
                                                                   ==============   ==============

              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt and capital
    lease obligations                                              $     52,000     $    459,000
  Trade accounts payable                                              1,818,000        2,376,000
  Accrued employee compensation                                       3,722,000        3,091,000
  Current portion of deferred tax liabilities                         3,065,000        2,028,000
  Other accrued liabilities                                           4,484,000        2,961,000
  Billings in excess of costs and estimated earnings                  1,273,000        2,383,000
                                                                   --------------   --------------
      Total current liabilities                                      14,414,000       13,298,000
Long-term debt and capital lease obligations,
  less current portion                                                   18,000        1,453,000
Issuable common stock                                                 2,215,000        1,512,000
Deferred tax liabilities                                              1,675,000        1,271,000
Accrued rent                                                            292,000          225,000
                                                                   --------------   --------------
      Total liabilities                                              18,614,000       17,759,000
                                                                   --------------   --------------
Shareholders' equity:
  Preferred stock                                                            --               --
  Common stock                                                            8,000            7,000
  Additional paid-in-capital                                         44,166,000       42,096,000
  Retained earnings                                                  19,438,000       11,630,000
                                                                   --------------   --------------
      Total shareholders' equity                                     63,612,000       53,733,000
                                                                   --------------   --------------
      Total liabilities and shareholders' equity                   $ 82,226,000     $ 71,492,000
                                                                   ==============   ==============

                    The Keith Companies Inc. and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          FOR THE YEAR ENDED
                                                                              DECEMBER 31,
                                                                   --------------------------------
                                                                        2002              2001
                                                                   --------------    --------------
Cash flows from operating activities:
   Net income                                                      $   7,808,000     $   5,849,000
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                    2,283,000         2,349,000
      Loss on sale/ impairment of equipment                               93,000            23,000
      Reduction in purchase price of acquired companies                 (769,000)                -
      Tax benefit from exercise of stock options                          90,000           879,000
      Changes in operating assets and liabilities, net of
        effects from acquisitions:
         Contracts and trade receivables, net                          3,368,000           659,000
         Costs and estimated earnings in excess of billings           (1,545,000)       (1,807,000)
         Prepaid expenses and other assets                               108,000          (366,000)
         Trade accounts payable and accrued liabilities                 (270,000)          277,000
         Billings in excess of costs and estimated earnings           (1,042,000)         (341,000)
         Deferred tax liabilities                                        (28,000)          306,000
                                                                   --------------    --------------
            Net cash provided by operating activities              $  10,096,000     $   7,828,000
                                                                   --------------    --------------
Cash flows from investing activities:
      Net cash expended for acquisitions                              (8,048,000)       (5,834,000)
      Additions to equipment and leasehold improvements               (1,872,000)       (1,575,000)
      Proceeds from (purchase of) securities held-to-maturity          8,357,000       (11,521,000)
      Proceeds from sales of equipment                                   134,000            15,000
                                                                   --------------    --------------
            Net cash used in investing activities                  $  (1,429,000)    $ (18,915,000)
                                                                   --------------    --------------
Cash flow from financing activities:
      Payments on line of credit, net                                          -        (2,294,000)
      Principal payments on long-term debt and capital lease
        obligations, including current portion                          (705,000)       (3,528,000)
      Repurchase of common stock                                               -          (433,000)
      Proceeds from exercise of stock options                            159,000           596,000
      Net proceeds from stock offering                                         -        27,915,000
                                                                   --------------    --------------
            Net cash (used in) provided by financing activities    $    (546,000)    $  22,256,000
                                                                   --------------    --------------
            Net increase in cash and cash equivalents                  8,121,000        11,169,000
Cash and cash equivalents, beginning of year                       $  12,212,000     $   1,043,000
                                                                   --------------    --------------
Cash and cash equivalents, end of year                             $  20,333,000     $  12,212,000
                                                                   ==============    ==============
                                                    # # # #